Exhibit 99.1

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Philadelphia, PA, November 1, 2007 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”) and its subsidiaries, today reported its results for the third quarter 2007. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 5.5 million common limited partnership units in Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. On a GAAP basis, the Partnership incurred a net loss of $6.2 million for the third quarter 2007 compared with net income of $4.2 million for the third quarter 2006. Please see today’s Atlas Pipeline press release regarding its third quarter 2007 earnings for further information regarding its results.

The Partnership declared its quarterly cash distribution for the third quarter 2007 of $0.32 per common limited partner unit on October 23, 2007. The third quarter 2007 distribution will be paid on November 19, 2007 to common unitholders of record as of November 7, 2007. This quarter’s distribution of $0.32 per common limited partner unit represents an approximate 23% increase over the second quarter 2007 distribution of $0.26 per common limited partner unit.

On July 27, 2007, for a payment of approximately $1.9 billion, Atlas Pipeline acquired control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Assets”). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, and the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems. In connection with this acquisition, Atlas Pipeline reached an agreement with Pioneer Natural Resources Company (NYSE: PXD – “Pioneer”), which held a right of first refusal to purchase the Midkiff/Benedum system. Pioneer provides approximately 50% of the natural gas processed by the Midkiff/Benedum system under its obligation to connect its wells within a certain distance of the Midkiff/Benedum system. Under this new agreement, Pioneer waived its right of first refusal and extended its obligation to the Midkiff/Benedum system an additional 10 years through 2022. Atlas Pipeline granted to Pioneer, which currently holds a 27.2% interest in the Midkiff/Benedum system, an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system one year after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest, and up to an additional 7.5% interest two years after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest. If the options are fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230 million, subject to certain adjustments, for the additional 22% interest if fully exercised. Atlas Pipeline will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.

Atlas Pipeline funded the purchase price of the acquisition in part from a private placement of 25.6 million common limited partner units, generating gross proceeds of $1.125 billion. The Partnership purchased 3.8 million of the 25.6 million common limited partner units issued by Atlas Pipeline for $168.8 million and funded this through the private placement of 6.25 million of its common units to investors at a negotiated price of $27.00 per unit, yielding gross proceeds of $168.8 million (or net proceeds of $167.0 million, after underwriting fees and other transaction costs). Atlas Pipeline also received a capital contribution from the Partnership of $23.1 million in order to enable the Partnership to maintain its 2.0% general partner interest in Atlas Pipeline. The Partnership funded this capital contribution and the underwriting fees and other transaction costs related to its private placement of common units through borrowings of $25.0 million under its revolving credit facility. Atlas Pipeline funded the remaining purchase price with an $830.0 million senior secured term loan which matures in July 2014 and a partial advance against a new $300.0 million senior secured revolving credit facility which matures in July 2013. The Partnership, which owns all of the incentive distribution rights in Atlas Pipeline, agreed to allocate up to $5.0 million of incentive distribution rights per quarter back to Atlas Pipeline through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter, in connection with this acquisition.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s third quarter results on Friday, November 2, 2007 at 9:00 am EDT by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Friday, November 2, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 46464454.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas Energy Resources, LLC (NYSE: ATN) is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the eastern United States. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin and drills on its own account in the Antrim Shale of Michigan. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas America, Inc. owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. and an approximate 49% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN). For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of Atlas Pipeline Partners to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Holdings’ reports filed with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$229,891	$99,997	$436,859	$296,083
Transportation, compression, and other fees – affiliates	8,495	6,951	24,673	22,659
Transportation, compression, and other fees – third parties	12,948	6,726	33,374	20,882
Other income (loss)	(9,032)	7,236	(39,641)	8,597

Total revenue and other income (loss)	242,302	120,910	455,265	348,221

Costs and expenses:
Natural gas and liquids	174,727	89,679	349,639	252,577
Plant operating	9,108	3,853	18,153	11,006
Transportation and compression	3,555	2,714	9,877	7,639
General and administrative	37,359	5,306	51,557	13,702
Compensation reimbursement – affiliates	1,392	378	2,820	1,983
Depreciation and amortization	16,176	6,152	29,381	16,685
Interest	24,448	5,719	38,709	18,210
Minority interest in joint ventures	1,376	—	1,376	118
Minority interest in Atlas Pipeline Partners, L.P.	(19,592)	2,865	(41,374)	13,168

Total costs and expenses	248,549	116,666	460,138	335,088

Net income (loss)	$ (6,247)	$ 4,244	$ (4,873)	$13,133

Allocation of net income (loss):
Portion applicable to owners’ interest (period prior to The initial public offering on July 26, 2006)	$—	$1,347	$—	$10,236
Portion applicable to common limited partners’ interest (period subsequent to the initial public offering on July 26, 2006)	(6,247)	2,897	(4,873)	2,897

Net income (loss)	$(6,247)	$4,244	$(4,873)	$13,133

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.24)	$0.14	$(0.22)	$0.14

Diluted	$(0.24)	$0.14	$(0.22)	$0.14

Weighted average common limited partner units outstanding:
Basic	25,584	21,100	22,611	21,100

Diluted	25,584	21,100	22,611	21,100

Balance Sheet Data (at period end):	September 30, 2007	December 31, 2006
Cash and cash equivalents	$24,910	$2,198
Total assets	2,807,967	787,134
Total debt	1,182,963	324,083
Total partners’ capital (deficit)	110,235	(7,010)